EXHIBIT 23.1

CONSENT OF JOHN T. BOYD COMPANY

John T. Boyd Company, in connection with the annual report on Form 10-K of Mammoth Energy Services. Inc. for the year ended December 31, 2022 and any amendments or supplements and/or exhibits thereto (collectively, the “Form 10-K”), consents to:

•the filing or incorporation by reference, as applicable, and use of the technical report summary titled “Technical Report Summary, Frac Sand Resources and Reserves, Piranha and Taylor Mines” (the “Technical Report”) dated February 28, 2022, as an exhibit to and referenced in the Form 10-K;
•the use of and references to our firm name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the Form 10-K and any such Technical Report; and
•the information derived, summarized, quoted or referenced from the Technical Report, or portions thereof, that was prepared by us, that we supervised the preparation of and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form 10-K.

We hereby further consent to the incorporation by reference in the Registration Statements on form S-8 (No. 333-217361) and Form S-3 (No. 333-257186), of Mammoth Energy Services, Inc. of the Technical Report and the information referenced above.

Respectfully submitted,

JOHN T. BOYD COMPANY

By: /s/ Authorized Person
Name: Authorized Person
Title: Authorized Officer

February 24, 2023